SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

May 16, 2003

QUALITY DISTRIBUTION, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-98077	04-3668323
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3802 Corporex Drive

Tampa, Florida 33619

(Address of principal executive

offices including Zip Code)

(813) 630-5826

(Registrant’s telephone number,

including area code)

N.A.

(Former name or former address, if changed since last report)

Item 5.    Other Events.

On May 16, 2003, Quality Distribution, LLC (the “Company”) announced its intention to offer, with its newly formed wholly-owned subsidiary QD Capital Corporation, up to $175 million aggregate principal amount of Senior Secured Notes Due 2008 (the “Notes”). The offering of the Notes will not be registered under the Securities Act of 1933, as amended, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The Notes will be secured by a first priority lien which will be equal with the lien securing the Company’s obligations under the Credit Agreement among the Company, the subsidiaries of the Company that are guarantors thereunder, and the various lenders party thereto, dated as of June 9, 1998 (as amended and restated as of August 28, 1998 and as the same has been further amended, modified and/or supplemented through the date hereof, the “Credit Agreement”) and prior to the lien securing its 12½% Senior Subordinated Secured Notes due 2008. The net proceeds from the offering of the Notes are intended to be used to repay borrowings under the Credit Agreement. The offering of the Notes is conditioned upon the execution of an amendment to the Credit Agreement by all of the lenders thereunder.

These events are the subject of the press release issued by the Company on May 16, 2003, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements: Not applicable

(b)	Pro Forma Financial Information: Not applicable

(c)	Exhibits

Exhibit No.	Document
99.1	Press Release dated May 16, 2003.

Item 9.    Regulation FD Disclosure.

In connection with the offering of the Notes described in Item 5 of this report, the Company anticipates disclosing to prospective purchasers of the Notes the information set forth below, which is included herein for informational purposes and should not be deemed filed under the Securities Exchange Act of 1934, as amended.

The Company has improved its operating efficiency through cost savings it initiated during the fourth quarter of 2002 and implemented during the twelve month period ended March 31, 2003, such as affiliate terminal conversions, wage and headcount reductions and cost reductions on renegotiated outside contracted services. The Company believes that these initiatives would have generated $5.5 million of cost savings for the twelve month period ended March 31, 2003 if they had been completely in effect as of April 1, 2002.

EBITDA, as defined below, was (dollars in thousands) $39,545, $81,238, $66,718, $63,063, $57,594, $15,163, $16,955 and $59,386 for the years ended December 31, 1998, 1999, 2000, 2001 and 2002, the three months ended March 31, 2002 and March 31, 2003 and the twelve months ended March 31, 2003, respectively. EBITDA for the three months ended March 31, 2003 was $17.0 million compared to $15.2 million for the same period last year. This $1.8 million increase was the result of increased revenues and the improvement in the operating ratio. EBITDA for the year ended December 31, 2002 was $57.6 million compared to $63.0 million for the previous year. This $5.4 million decrease was due to the increased operating expenses in 2002.

The following table reconciles the differences between net cash and cash equivalents provided by operating activities, the most comparable GAAP measure, and EBITDA (in thousands).

	Year ended December 31,					Three months ended March 31,		Twelve Months ended March 31, 2003
	1998	1999	2000	2001	2002	2002	2003
Net cash and cash equivalents provided by operating activities	$16,596	$9,169	$41,282	$7,468	$25,832	$3,912	$3,880	$25,800
Deferred taxes	5,230	(2,439)	(30,523)	(88)	(90)	72	(252)	(414)
Gain (loss) on sale of property and equipment	(987)	90	457	(101)	(2,049)	(86)	—	(1,963)
Accretion of interest on debt discount	—	—	—	—	1,149	—	472	1,621
Deferred financing costs	—	—	—	—	(10,481)	(859)	(256)	(9,878)
Paid-in-kind interest on 12 ½% senior subordinated secured notes	—	—	—	—	(1,546)	—	(910)	(2,456)
Net change in assets and liabilities	3,185	40,077	(15,959)	14,425	(1,400)	2,028	7,574	4,146
Equity in earnings of investments	5	(22)	—	—	—	—	—	—
Interest expense, net	19,791	40,452	40,236	40,224	33,132	9,907	6,309	29,534
Interest expense, transaction fees	—	—	—	—	10,077	—	—	10,077
Minority interest	(74)	(21)	—	—	—	—	—	—
Provision for income taxes	(4,201)	(6,068)	31,225	1,135	1,443	189	138	1,392
Discontinued operations	—	—	—	—	1,527	—	—	1,527

EBITDA	$39,545	$81,238	$66,718	$63,063	$57,594	$15,163	$16,955	$59,386

EBITDA represents earnings before interest expense, income taxes, depreciation and amortization and certain non-cash adjustments, which are the cumulative effect of a change in accounting principle and discontinued operations. EBITDA is presented because it is one of the measures upon which management assesses our liquidity and ability to service debt. EBITDA is not a measure of financial performance under United States generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures used by other companies.

It is a condition precedent to the consummation of the offering and sale of the Notes that the Company enter into a seventh amendment to the Credit Agreement (the “Seventh Amendment”). The proposed Seventh Amendment requires the consent of all of the lenders under the Credit Agreement. Since the Company has not yet received the necessary consents to effect the Seventh Amendment, the following description of the Seventh Amendment is subject to change. The Company expects that the Seventh Amendment will, among other things,

•	permit the Company to issue the Notes so long as the Company, among other things, repays the tranche A term loans and tranche B term loans under the Credit

Agreement with the first $161 million of net proceeds from the offering of the Notes;

•	reduce the size of the revolving credit facility under the Credit Agreement from $75 million to $65 million, and eliminate the portion of the revolving credit facility available to Levy, the Company’s wholly-owned subsidiary;

•	extend the maturity date of the term loans and the revolving credit facility under the Credit Agreement to May 2008;

•	provide for a new amortization schedule for the tranche A term loan, the tranche B term loan and the tranche C term loan under the Credit Agreement so that the Company must repay 1% of the outstanding principal amount of the term loans each year (in four equal quarterly installments), with the remaining principal amount becoming due at maturity;

•	increase the interest rate for all loans under the Credit Agreement (other than the tranche D term loan);

•	permit the first priority liens securing the Notes and the guarantees thereof;

•	increase the percentage of net proceeds from an initial or secondary public offering of our common equity or certain preferred stock that, subject to certain exceptions, must be used to repay loans under the Credit Agreement;

•	eliminate the adjusted senior leverage ratio covenant and replace it with an adjusted bank leverage ratio covenant, which will measure the ratio of consolidated bank debt to consolidated EBITDA (as those terms will be defined in the Seventh Amendment and the Credit Agreement, respectively); and

•	ease the financial covenant restrictions set forth in the consolidated interest coverage ratio covenant and the permitted capital expenditures covenant.

Certain statements in this report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, the Company’s intention to repay borrowings under the credit agreement and its estimated cost savings. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: the Company’s substantial leverage, economic factors, dependence on affiliates and owner-operators, environmental and other government regulations, claims exposure, future war/anti-terrorism measures, and the additional factors and risks contained in the Company’s Form 10-Q for the quarter ended March 31, 2003, the Company’s Form 10-K for the year ended December 31, 2002 and the Company’s registration statement on Form S-4 declared effective on November 13, 2002. In addition, difficulties or delays in consummating the sale of the Notes, the proceeds of which will be used to repay borrowings under the Credit Agreement, as well as other difficulties in effecting such repayment of borrowings or amending the Credit Agreement, could cause the Company’s results to differ materially from current expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALITY DISTRIBUTION LLC
(Registrant)

Dated: May 16, 2003	By:	/S/ SAMUEL M. HENSLEY

Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
99.1	Press Release dated May 16, 2003.

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